NEW YORK LIFE INVESTMENTS ETF TRUST 485BPOS

Exhibit (d)(1)(a)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement, is effective as of the 28th day of August 2026, between NYLIM ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Appendix A (each, a “Fund” and collectively, the “Funds”), and New York Life Investment Management LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the parties hereto have entered into an Investment Advisory Agreement dated as of April 15, 2015, as amended and restated August 28, 2024 (the “Agreement”);

WHEREAS, the Advisor and the Trust desire to amend the Agreement to reflect changes to the name of the Trust and the name of each Fund.

Former Trust Name	New Trust Name
New York Life Investments ETF Trust	NYLIM ETF Trust

Former Fund Name	New Fund Name
NYLI Hedge Multi-Strategy Tracker ETF	NYLIM Hedge Multi-Strategy Tracker ETF
NYLI Merger Arbitrage ETF	NYLIM Merger Arbitrage ETF
NYLI FTSE International Equity Currency Neutral ETF	NYLIM FTSE International Equity Currency Neutral ETF
NYLI Candriam U.S. Large Cap Equity ETF	NYLIM Candriam U.S. Large Cap Equity ETF
NYLI Candriam International Equity ETF	NYLIM Candriam International Equity ETF
NYLI U.S. Large Cap R&D Leaders ETF	NYLIM U.S. Large Cap R&D Leaders ETF
NYLI Global Equity R&D Leaders ETF	NYLIM Global Equity R&D Leaders ETF
NYLI Candriam U.S. Mid Cap Equity ETF	NYLIM Candriam U.S. Mid Cap Equity ETF

NOW, THEREFORE, the parties agree that (i) the names of the Trust and Funds in the Agreement are changed as set forth above, and (ii) Appendix A of the Agreement is hereby amended and restated in the form of Appendix A attached hereto.

This Amendment, the Agreement, and the attachments to the Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

NYLIM ETF TRUST		NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Jack R. Benintende	By:	/s/ Kirk C. Lehneis
Name:	Jack R. Benintende	Name:	Kirk C. Lehneis
Title:	Vice President	Title:	Senior Managing Director

Appendix A

to

INVESTMENT ADVISORY AGREEMENT

(As of August 28, 2026)

Fund	Management Fee
NYLIM Hedge Multi-Strategy Tracker ETF	0.75%
NYLIM Merger Arbitrage ETF	0.75%
NYLIM FTSE International Equity Currency Neutral ETF	0.19%
NYLIM Candriam U.S. Large Cap Equity ETF	0.09%
NYLIM Candriam International Equity ETF	0.15%
NYLIM U.S. Large Cap R&D Leaders ETF	0.14%
NYLIM Global Equity R&D Leaders ETF	0.18%
NYLIM Candriam U.S. Mid Cap Equity ETF	0.15%

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